Exhibit 99.1

Corporate Headquarters: 2721 Shattuck Ave., #305, Berkeley, CA  94705

Andalay Solar Announces Third Quarter 2015 Results

Berkeley, CA, November 19, 2015 – Andalay Solar, Inc. (OTCMKS:WEST), a supplier of integrated solar power systems, today announced its third quarter 2015 financial results.

The Company will continue to focus on keeping its operating expenses as low as possible and working with partners to execute on its business strategy. This would principally include Magerack Corporation in California (www.magerack.com) and Rectify Solar in Indiana (www.rectifysolar.com), from whom existing and prospective customers are now able to purchase both the Andalay mounting hardware as well as the Andalay compatible module produced by Hyundai Heavy Industries Ltd.

 “This is a good time to transition to our new CEO Ed Bernstein as we have significantly reduced our historical debt, reduced our operating expenses to be lower than they’ve ever been during my time at Andalay and we have established the licensing model with a Tier One module partner having Hyundai Heavy Industries as our module partner,” commented Steven Chan, President & CEO. “I wish the Company and Ed well with bringing the Company to the next level of success.”

The Company is still working with financial advisors to raise capital and settle past debts and accounts payable. It is critical to Andalay’s future that it successfully does this in order to have the financial strength to be able to execute on the future strategy.

Third Quarter Financial Results

Revenue for the quarter ended September 30, 2015 was $191,000, compared to $606,000 in the third quarter of 2014 and $342,000 in the second quarter of 2015.  Revenue in the third quarter of 2015 decreased by $415,000 or 68.6% compared to the same period in the prior year.   The sequential decrease in revenue of $151,000 or 44.3% was primarily due to discontinuing the direct distribution during the third quarter of 2015.

Gross profit for the third quarter of 2015 was $156,000 or 82.0% of revenue, compared to a gross profit of $55,000 or 9.1% of revenue for the third quarter of 2014, and a gross loss of $456,000 or (133.4%) of revenues for the second quarter of 2015. The year over year increase in gross margin was due to a warranty adjustment taken in the third quarter.  Without the warranty adjustment of $81,000, the gross margin for the third quarter of 2015 would have been 39.5%.  The sequential increase in gross margin was due to inventory adjustments taken in the second quarter of 2015 and the discontinuing of the installation business in the third quarter of 2015. Without the inventory adjustment of $354,000, the gross margin of for the second quarter of 2015 would have been (29.9)%.

Total operating expenses in the third quarter of 2015 were $432,000 compared to $575,000 for the same period last year and $718,000 for the second quarter of 2015.  The year-over-year decrease was due to lower sales and marketing expenses of $70,000 and lower general and administrative expenses of $73,000.  The lower sales and marketing expense was primarily due to payroll, conference and travel costs.  The lower general and administrative expenses was primarily due to lower professional fees, payroll, recruiting costs and stock based compensation.

The sequential decrease was due to lower general and administrative expenses of $231,000 and lower sales and marketing expenses of $55,000.  The lower sales and marketing expense was primarily due to payroll.  The lower general and administrative expenses was primarily due to lower professional fees, insurance and payroll costs

Stock-based compensation expense included in total operating expenses was $38,000 for the third quarter of 2015, compared to $50,000 for the same period of 2014 and $40,000 in the second quarter of 2015. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $365,000 for the third quarter of 2015, compared to $493,000 for the same period last year and $649,000 for the second quarter of 2015.

Net loss was $720,000 compared to a net loss of $571,000 in the same period last year, and a net loss of $527,000 in the second quarter of 2015. The net loss includes a patent impairment expense of $277,000 in the third quarter of 2015 and a favorable non-cash adjustment to the fair value of embedded derivatives of $49,000 in the same period last year and a favorable non-cash adjustment for relief of debt of $733,000 in the second quarter of 2015

Net loss attributable to common shareholders (which includes preferred stock dividends) was $720,000 or $0.00 per share in the third quarter of 2015 compared to $571,000 or $0.00 per share in the third quarter of 2014 and $527,000 or $0.00 per share in the second quarter of 2015.

About Andalay Solar: (OTCQB:WEST)

Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. The Company has been a pioneer in the concept of integrating the racking, wiring and grounding directly into a solar panel. The Company's AC solar panel reduces the number of components for a rooftop solar installation by approximately 80% and lowers labor costs by approximately 50%. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. The Company currently sells its new generation "Instant Connect®" products in both AC-ready and DC format which provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "cash operating expenses". These measures should be considered in addition to results prepared in accordance with GAAP (“Generally Accepted Accounting Principles”), but should not be considered a substitute for, or superior to, GAAP results. The Company is presenting cash operating expenses because it believes that it provides useful information to investors about Andalay Solar, its business, and its financial condition. The Company defines cash operating expenses as net income from continuing operations before the effects of preferred stock dividends and preferred deemed dividends, interest income or expense, income taxes, and depreciation and amortization, and excludes certain non-recurring and non-cash items including stock-based compensation, adjustment to fair value of embedded derivatives and adjustment of fair value of common stock warrants. The Company believes cash operating expenses is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and as an element in determining executive compensation.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this release that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements include all statements related to our long-term business and licensing strategy, our ability to maintain First Tier module partners including Hyundai Heavy Industries, our ability to reduce or operating expenses further, our ability to meaningfully conduct business via our new distribution partners, our ability to raise capital and to settle our debts, and our statements regarding our financial performance and the reasons stated for such performance, which may not result in similar financial performance in the future.   The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information will also be set forth in those sections in Andalay Solar's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. All information set forth in this press release and its attachments is as of today’s date. Andalay Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Andalay Solar Contact:

Steven Chan
President and Chief Executive Officer
(408) 402-9400
sales@andalaysolar.com

- Tables to Follow

Andalay Solar, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net revenue	$190,516	$605,943	$807,139	$1,055,344
Cost of goods sold	34,251	550,630	1,118,733	982,658
Gross profit (loss)	156,265	55,313	(311,594)	72,686
Operating expenses
Sales and marketing	23,740	93,861	173,656	232,577
General and administrative	408,490	481,398	1,769,557	1,622,944
Total operating expenses	432,230	575,259	1,943,213	1,855,521
Loss from continuing operations	(275,965)	(519,946)	(2,254,807)	(1,782,835)
Other income (expense)
Interest expense, net	(174,437)	(99,212)	(321,616)	(290,171)
Asset impairment, patents	(277,061)	—	(277,061)	—
Adjustment to the fair value of embedded derivatives	—	48,607	41,265	31,924
Gain on settlement of prior debt owed	7,110	—	739,671	769,148
Total other income (expense), net	(444,388)	(50,605)	182,259	510,901
Loss before provision for income taxes	(720,353)	(570,551)	(2,072,548)	(1,271,934)
Provision for income taxes	—	—	—	—
Net loss	(720,353)	(570,551)	(2,072,548)	(1,271,934)
Preferred stock dividend	—	(83)	—	(18,927)
Net loss attributable to common stockholders	$(720,353)	$(570,634)	$(2,072,548)	$(1,290,861)

Net loss attributable to common stockholders per common share (basic and diluted)	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted-average shares used in computing loss per common share:	416,495,549	240,341,308	383,034,236	188,131,135

Andalay Solar, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2015 (unaudited)	December 31, 2014 (1)
Assets
Current assets:
Cash	$42,491	$61,542
Accounts receivable, net	70,388	118,456
Other receivables	69,185	—
Inventory	184,225	728,372
Prepaid expenses and other current assets	80,061	280,066
Total current assets	446,350	1,188,436
Property and equipment, net	—	699
Patents, net	380,000	1,131,327
Other assets, net	—	240,478
Total assets	$826,350	$2,560,940

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,945,863	$3,345,361
Accrued liabilities	135,231	104,229
Accrued warranty	854,080	938,466
Deferred revenue	—	15,450
Derivative liability – embedded conversion feature	—	129,598
Credit facility	—	500,000
Note payable – short-term	225,000	109,164
Convertible notes and beneficial conversion feature – short-term	158,379	30,000
Total current liabilities	3,318,553	5,172,268

Convertible notes, less current portion (net of discount)	—	343,499
Total liabilities	3,318,553	5,515,767

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value; 1,250,000,000 shares authorized; 474,649,087 and 279,475,332 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	474,649	279,475
Additional paid-in capital	84,366,950	82,026,952
Accumulated deficit	(87,333,802)	(85,261,254)
Total stockholders’ deficit	(2,492,203)	(2,954,827)
Total liabilities and stockholders’ deficit	$826,350	$2,560,940

(1)  The condensed consolidated balance sheet as of December 31, 2014 has been derived from the audited consolidated financial statements as of that date.